EX-99.d.8

Delaware Management Company
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

July 23, 2024

Ivy Funds
100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

Re: Expense Limitations

To Whom it May Concern:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Ivy Funds listed below (individually, a “Fund” and collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which a Fund’s total annual fund operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from July 31, 2024 through July 30, 2025, except as noted below. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board of Trustees and the Manager.

Fund	All Classes except Class R6	Class R6
Delaware Climate Solutions Fund	0.99%	0.82%
Delaware Ivy Balanced Fund	0.80%	0.71%
Delaware Ivy Core Equity Fund	0.74%	0.67%
Delaware Ivy Global Bond Fund	0.70%	0.57%
Delaware Ivy Global Growth Fund[1]	0.85%	0.75%
Delaware Ivy High Income Fund[2]	0.63%	0.54%
Delaware Ivy International Core Equity Fund[3]	0.77%	0.65%
Delaware Ivy Large Cap Growth Fund	0.64%	0.56%
Delaware Ivy Mid Cap Growth Fund	0.79%	0.68%
Delaware Ivy Mid Cap Income Opportunities Fund	0.83%	0.73%
Delaware Ivy Small Cap Growth Fund	0.88%	0.76%
Delaware Ivy Smid Cap Core Fund	0.89%	0.77%
Delaware Ivy Systematic Emerging Markets Equity Fund	0.80%	0.65%
Delaware Real Estate Securities Fund	0.95%	0.80%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President

[1]	The period for Delaware Ivy Global Growth Fund is from July 26, 2024 through July 30, 2025.
[2]	The period for Delaware Ivy High Income Fund is from April 26, 2024 through July 30, 2025.
[3]	The period for Delaware Ivy International Core Equity Fund is from May 3, 2024 through July 30, 2025.